EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

BERRYVILLE, VIRGINIA (June 19, 2015) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces that its Board of Directors approved a stock repurchase program for up to 150,000 shares of its common stock prior to June 30, 2016. Repurchases may be made through privately negotiated or open market transactions, including a trading plan pursuant to Rule 10b5-1 and/or Rule 10b-18 of the Securities Exchange Act of 1934. The timing, quantity, and price of repurchased shares will be at the Company’s discretion and will depend on a number of factors, including the market price of the shares, trading restrictions, business and economic conditions, and other factors. There is no assurance that the Company will repurchase any shares under this program, but, repurchased shares will become authorized but unissued shares of common stock.

Eagle Financial Services, Inc. reported total assets of $614 million at March 31, 2015. The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 12 bank branches located The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 12 bank branches located throughout Clarke and Frederick Counties, as well as the City of Winchester and the Towns of Ashburn, Round Hill and Purcellville, VA. The Company’s common stock trades on the OTC Markets Group’s OTCQX Market under the symbol EFSI.

For additional information or questions, please contact:

John R. Milleson, President and Chief Executive Officer, or

James W. McCarty, Jr., Vice President and Secretary-Treasurer, or

Kathleen J. Chappell, Vice President and Chief Financial Officer, or

Eagle Financial Services, Inc.

2 East Main Street / P.O. Box 391

Berryville, Virginia 22611

Phone: 540-955-2510

E-mail: jmilleson@bankofclarke.com

             jmccarty@bankofclarke.com

             kchappell@bankofclarke.com

Website: www.bankofclarke.com

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.